Exhibit 99.1

Genie Energy Ltd. Reports Third Quarter 2017 Results

NEWARK, NJ — November 2, 2017: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported third quarter 2017 revenue of $69.5 million and earnings of $0.02 per basic and diluted share.

3Q17 OPERATIONAL AND FINANCIAL HIGHLIGHTS

(All results are for 3Q17 and are compared to 3Q16 unless otherwise noted)

●	The Genie Energy Board of Directors has appointed Michael Stein, the Company’s Chief Operating Officer and CEO of Genie Retail Energy (GRE), as the CEO of Genie Energy Ltd., effective immediately. Howard Jonas will continue to serve as Chairman of the Board of Genie Energy.

●	Genie Retail Energy added a net thirty-six thousand RCEs and sixteen thousand meters during 3Q17 through both meter acquisition programs and the previously announced acquisition of Mirabito Natural Gas, a Florida-based commercial gas supplier;

●	GRE increased revenue to $69.5 million from $57.2 million (+21.6%). 3Q17 was GRE’s sixth consecutive quarter of year-over-year revenue increases;

●	GRE contributed income from operations of $4.8 million and Adjusted EBITDA* of $5.4 million, while investing significantly in new customer acquisition. In 3Q16, income from operations and Adjusted EBITDA were $7.9 million and $8.0 million, respectively;

●	Consolidated income from operations was $1.4 million compared to a loss from operations of $37.1 million. Consolidated Adjusted EBITDA was $3.3 million compared to $5.2 million in 3Q16;

●	In Israel, Genie Energy’s Afek subsidiary continues to work toward a revised target depth at its first exploratory well in the Northern portion of its license area;

●	Genie Energy's Board of Directors has declared a quarterly dividend of $0.075 per share on Genie Energy's Class A and Class B common stock to be paid on or about November 17, 2017.

COMMENTS OF MICHAEL STEIN, CEO OF GENIE ENERGY

“Genie Retail Energy achieved outsized increases in our customer base during the third quarter acquiring meters organically and through a strategic acquisition. In the past year, we have increased our RCE base by 35% to 325,000 – the highest level since before the Polar Vortex early in 2014. We also continue to diversify our geographic base and portfolio of product offerings. In Israel, we expect to complete drilling the Ness 10 exploratory well and report preliminary results with our fourth quarter and year end results.

“I want to thank Howard Jonas and Genie’s Board of Directors for the honor and privilege of leading the outstanding Genie organization. With our retail energy business poised to open new markets and Afek drilling Ness 10, I’m looking forward to working with the Board and our management teams to fully exploit the abundant opportunities before us. I appreciate the confidence shown in me, and I am excited to help achieve our goals.”

CONSOLIDATED RESULTS

$ in millions, except EPS	3Q17	2Q17**	3Q16	3Q17 -3Q16 Change (%/$)
Revenue	$69.5	$50.2	$57.2	+21.6%
Gross profit	$21.8	$12.1	$20.2	+7.8%
Gross margin percentage	31.3%	24.1%	35.4%	(410) BP
SG&A expense (including stock-based compensation)	$19.5	$24.7	$14.9	+30.3%
Stock-based compensation	$1.4	$1.1	$1.2	+21.6%
Exploration expense***	$0.8	$1.0	$1.3	(43.0)%
Write-off of capitalized exploration costs	-	-	$41.0	$(41.0)
Income (loss) from operations	$1.4	$(13.6)	$(37.1)	+$38.5
Adjusted EBITDA*	$3.3	$(11.9)	$5.2	(36.5)%
Net income (loss) attributable to Genie Energy common stockholders	$0.4	$(12.9)	$(32.5)	$32.9
Diluted earnings (loss) per share attributable to Genie Energy common stockholders	$0.02	$(0.55)	$(1.43)	+$1.45
Capitalized exploration costs	$2.3	$2.2	$0.1	+$2.2
Net cash provided by (used in) operating activities	$6.6	$(6.9)	$(1.7)	+$8.3

*  Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Energy identified an error in its reported financial statements for 1Q17 and 2Q17. The error impacted revenue by $2.0 million, gross profit, income (loss) from operations and Adjusted EBITDA by $1.2 million and net income by $1.1 million. The error caused an understatement by those amounts in 1Q17, and an overstatement by the same amounts in 2Q17, resulting in no impact for the six-month period ended June 30, 2017. The results in the table above are the corrected amounts. Genie Energy will be filing amended Forms 10-Q for the first and second quarters of 2017 to reflect the correction of the error.

*** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At September 30, 2017, Genie Energy had $120.2 million in total assets, including $31.1 million in cash, cash equivalents and restricted cash (short and long term). Liabilities totaled $50.9 million, and working capital (current assets less current liabilities) totaled $33.0 million.

Genie Energy’s net cash provided by operating activities in 3Q17 was $6.6 million compared to net cash used in operating activities of $1.7 million in the year ago quarter.

2

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie Energy's Board of Directors has declared a 3Q17 dividend of $0.075 per share of Class A and Class B common stock with a record date of November 13, 2017. The dividend will be paid on or about November 17, 2017. The distribution will be treated as a return of capital for income tax purposes.

RESULTS BY SEGMENT

$ in millions	3Q17	2Q17**	3Q16	3Q17-3Q16 Change (%/$)
Genie Retail Energy
Total revenue	$69.5	$50.2	$57.2	+21.6%
Electricity revenue	$66.2	$44.5	$55.1	+20.2%
Natural gas revenue	$2.8	$5.3	$1.8	+57.8%
Other revenue	$0.5	$0.4	$0.3	+50.8%
Gross profit	$21.8	$12.1	$20.2	+7.8%
Gross margin percentage	31.3%	24.1%	35.4%	(410) BP
SG&A expense	$16.8	$21.5	$12.3	+36.8%
Income (loss) from operations	$4.8	$(9.4)	$7.9	$(3.1)
Adjusted EBITDA	$5.4	$(8.9)	$8.0	$(2.6)

Afek
G&A expense	$0.3	$0.4	$0.3	(14.4)%
Exploration expense	$0.8	$1.0	$1.3	(43.0)%
Write-off of capitalized exploration costs	-	-	$41.0	$(41.0)
(Loss) from operations	$(1.0)	$(1.3)	$(42.7)	+$41.7
Adjusted EBITDA	$(1.0)	$(1.2)	$(1.6)	+$0.6
Capitalized exploration costs	$2.3	$2.2	$0.1	+$2.2

GOGAS
G&A expense	$0.2	$0.1	$0.1	+7.3%
(Loss) income from operations	$(0.2)	$(0.1)	$(0.1)	$(0.1)
Adjusted EBITDA	$(0.1)	$(0.1)	$(0.1)	-

Corporate
G&A expense	$2.2	$2.8	$2.2	+0.9%
Non-cash compensation in G&A	$1.2	$1.0	$1.1	+11.5%
Loss from operations	$(2.2)	$(2.8)	$(2.2)	-
Adjusted EBITDA	$(1.0)	$(1.7)	$(1.1)	$0.1

3

Genie Retail Energy

Genie Retail Energy’s customer base as measured in residential customer equivalents (RCEs) increased to 325,000 at September 30, 2017 while meters served increased to 446,000. The sequential increases in RCEs and meters served reflected organic growth as well as the 12,800 natural gas RCEs and 900 natural gas meters acquired in 3Q17 from Mirabito Natural Gas.

RCEs and Meters at End of Quarter (in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Electricity RCEs	243	219	220	218	174
Natural gas RCEs	82	70	67	65	67
Total RCEs	325	289	287	283	241

Electricity meters	330	317	307	296	263
Natural gas meters	116	113	111	116	120
Total meters	446	430	418	412	383

Gross meter acquisitions in 3Q17 increased to 111,000 from 58,000 in the year ago quarter.

Meters enrolled in offerings with fixed rate characteristics constituted approximately 36% of GRE’s load during September 2017 compared to 13% of GRE’s load during September 2016.

GRE’s average monthly customer churn increased to 6.9% in 3Q17 from 6.0% in the year ago quarter, and from 6.3% in 2Q17. The increase reflects the higher rate of gross customer additions in recent quarters, as newly acquired customers tend to have higher rates of churn than longer term customers.

As in prior quarters, GRE generated all of Genie Energy’s revenue and gross profit.

GRE’s revenue increased to $69.5 million in 3Q17 from $57.2 million in 3Q16. Revenue from electricity sales increased to $66.2 million from $55.1 million primarily reflecting a 13.4% increase in electricity consumption resulting from the increase in electricity meters served augmented by an increase in revenue per kilowatt hour sold as the price of the underling commodity increased. Natural gas sales increased to $2.8 million from $1.8 million in 3Q16 reflecting an increase in revenue per therm sold and the sales generated by Mirabito Natural Gas following its acquisition.

During the current quarter, the company accrued $1.5 million related to a pending regulatory matter in New Jersey. The accrual reduced revenue by $1.3 million with the remaining 200 thousand dollars being recorded to selling, general and administrative expense.

GRE’s gross profit in 3Q17 increased to $21.8 million from $20.2 million in 3Q16. The gross profit on electricity sales increased to $20.9 million from $20.0 million primarily reflecting the increase in electricity consumption from the larger customer base which more than offset the decrease in gross margin percentage on electricity sales. The gross profit on natural gas sales was $525 thousand in 3Q17 compared to negative gross profit of $48 thousand in 3Q16 as the increase in natural gas revenue outpaced the increase in the underlying commodity cost.

GRE’s gross margin percentage decreased to 31.3% in 3Q17 from 35.4% in 3Q16 as average revenue per kilowatt hour increased more slowly than average unit cost of electricity, partially offset by improved margins on natural gas sales.

GRE’s SG&A expense increased to $16.8 million from $12.3 million in 3Q16 primarily due to an increase in customer acquisition costs as a result of the 53 thousand additional gross meter acquisitions in 3Q17 compared to 3Q16.

GRE’s income from operations decreased to $4.8 million and Adjusted EBITDA decreased to $5.4 million in 3Q17 from $7.9 million and $8.0 million, respectively, in the year ago quarter primarily as a result of the increase in customer acquisition costs.

4

Genie Retail Energy – New York Regulatory Update

In December 2016, the New York State Public Service Commission (NY PSC) issued an order prohibiting retail energy providers (REPs) in New York State from serving customers enrolled in utility low-income assistance programs (low-income customers).

Challenges to the order filed by certain REPs and industry groups in New York State courts delayed implementation, but ultimately the State courts upheld the order and the NY PSC instructed the utilities and REPs to begin implementation in September.

On October 20th, a federal appeals court issued a temporary stay of the order pursuant to a federal class-action lawsuit filed in August on behalf of the class of low-income customers negatively impacted by the NY PSC’s order. The suit alleges that the NY PSC’s order violates the plaintiff’s privacy rights by requiring disclosure of their financial status. The court stayed the order until a three-judge panel can convene to hear the matter. A ruling is expected shortly. The New York customer base of the REPs operated by GRE contains a significant number of customers who would be covered by the order. If legal challenges to the NY PSC’s order are not successful and the order is implemented in its current form, the combination of customers that Genie Energy would be required to return to their local utilities and the smaller addressable market in New York would materially impact Genie Energy’s future results.

Separately, the NY PSC has launched an evidentiary proceeding intended to provide a basis for additional restrictions on the REP industry and competitive retail energy markets. The NY PSC is gathering written testimony and has scheduled a public hearing for November 29, 2017. On October 26, the REPs that had been actively participating in the proceeding jointly filed a motion asking the NY PSC to consider commencing confidential settlement negotiations between the parties in an attempt to resolve the outstanding issues.

Afek

In April 2017, Afek spudded its sixth exploratory well. Ness 10 is the first well located in the portion of Afek’s license area that is north of the Sheikh-Ali Fault. Reprocessed seismic and other data indicate that the source rock in which Afek discovered immature organics in all five exploratory wells drilled in the southern portion of the license area also extends north of the fault, but at significantly greater depths. Ness 10 seeks to confirm the presence of organics at the northern site and to determine whether the additional depth and other geological conditions necessary to convert early-stage maturated organics to light crude are present.

Afek planned to drill Ness 10 to a target depth of 1900 meters based on its initial geologic models. Drilling has now reached this target depth. However, the data gathered during drilling operations suggest that the potential source rock may lie deeper, extending from approximately 1900 to 2400 meters. Afek has begun drilling toward a new target depth of 2400 meters.

G&A expense at Afek decreased to $257 thousand in 3Q17 from $301 thousand in 3Q16. Exploration expense was $754 thousand compared to $1.3 million in the comparable period.

Afek generated a loss from operations of $1.0 million, and Adjusted EBITDA of negative $963 thousand in 3Q17, compared to a loss from operations of $42.7 million (including the impact of a write-off of capitalized exploration costs of $41.0 million) and Adjusted EBITDA of negative $1.6 million, in 3Q16. During 3Q17, Afek’s capitalized exploration costs were $2.3 million compared to $126 thousand in 3Q16.

5

Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of inactive oil shale projects. The GOGAS segment’s loss from operations increased in 3Q17 to $158 thousand from $148 thousand in 3Q16.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, November 2, 2017, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

The call replay will be available at 1-844-512-2921 (US toll free) or 1-412-317-6671 (international) through November 9th. The replay PIN is: 10113166. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of two operating divisions, Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy providers and brokerage and marketing services. GRE’s retail energy providers market electricity and natural gas to residential and small business customers in deregulated markets in the United States. GOGAS is a global oil and gas exploration company operating an exploratory program in Northern Israel. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

6

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$29,390	$35,192
Restricted cash—short-term	206	10,813
Trade accounts receivable, net of allowance for doubtful accounts of $730 and $171 at September 30, 2017 and December 31, 2016, respectively	34,699	36,858
Inventory	4,861	5,989
Prepaid expenses	7,249	4,026
Other current assets	3,790	4,932
Total current assets	80,195	97,810
Property and equipment, net	4,194	1,617
Capitalized exploration costs—unproved oil and gas property	5,741	—
Goodwill	9,998	8,728
Other intangibles, net	5,202	4,277
Investment in joint venture	1,117	—
Restricted cash—long-term	1,491	1,047
Deferred income tax assets, net	2,324	1,781
Other assets	9,948	6,553
Total assets	$120,210	$121,813
Liabilities and equity
Current liabilities:
Revolving line of credit	$—	$711
Trade accounts payable	15,341	17,274
Accrued expenses	27,322	16,301
Income taxes payable	1,105	2,426
Due to IDT Corporation	193	141
Other current liabilities	3,256	4,292
Total current liabilities	47,217	41,145
Revolving line of credit	2,512	—
Other liabilities	1,218	803

Total liabilities	50,947	41,948
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at September 30, 2017 and December 31, 2016	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at September 30, 2017 and December 31, 2016	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,601 and 23,274 shares issued and 23,270 and 23,073 shares outstanding at September 30, 2017 and December 31, 2016, respectively	236	233
Additional paid-in capital	131,778	128,243
Treasury stock, at cost, consisting of 331 shares and 201 shares of Class B common stock at September 30, 2017 and December 31, 2016, respectively	(2,428)	(1,599)
Accumulated other comprehensive income	2,813	1,465
Accumulated deficit	(65,449)	(51,567)
Total Genie Energy Ltd. stockholders’ equity	86,709	96,534
Noncontrolling interests:
Noncontrolling interests	(15,779)	(15,002)
Receivable for issuance of equity	(1,667)	(1,667)
Total noncontrolling interests	(17,446)	(16,669)

Total equity	69,263	79,865

Total liabilities and equity	$120,210	$121,813

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except per share data)
Revenues:
Electricity	$66,189	$55,057	$163,636	$138,494
Natural gas	2,787	1,766	26,045	20,913
Other	497	330	1,445	1,186
Total revenues	69,473	57,153	191,126	160,593
Cost of revenues	(47,694)	(36,946)	(132,371)	(98,223)
Gross profit	21,779	20,207	58,755	62,370
Operating expenses, (gains) and losses:
Selling, general and administrative (i)	19,464	14,945	63,008	46,888
Research and development	—	—	—	210
Exploration	753	1,323	2,556	4,439
Gain on consolidation of AMSO, LLC	—	—	—	(1,262)
Equity in the net loss of joint ventures	159	—	159	222
Write-off of capitalized exploration costs	—	41,041	—	41,041
Income (loss) from operations	1,403	(37,102)	(6,968)	(29,168)
Interest income	51	70	207	257
Other (expense) income, net	(58)	333	(620)	171
Income (loss) before income taxes	1,396	(36,699)	(7,381)	(28,740)
Provision for income taxes	(421)	(475)	(453)	(2,165)
Net income (loss)	975	(37,174)	(7,834)	(30,905)
Net (income) loss attributable to noncontrolling interests	(197)	5,035	626	7,198
Net income (loss) attributable to Genie Energy Ltd.	778	(32,139)	(7,208)	(23,707)
Dividends on preferred stock	(370)	(370)	(1,111)	(1,111)
Net income (loss) attributable to Genie Energy Ltd. common stockholders.	$408	$(32,509)	$(8,319)	$(24,818)

Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.02	$(1.43)	$(0.35)	$(1.09)
Diluted	$0.02	$(1.43)	$(0.35)	$(1.09)
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	23,567	22,813	23,495	22,800
Diluted	24,158	22,813	23,495	22,800

Dividends declared per common share	$0.075	$0.06	$0.225	$0.18
(i) Stock-based compensation included in selling, general and administrative expenses	$1,411	$1,161	$3,790	$3,497

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
Operating activities
Net loss	$(7,834)	$(30,905)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,528	294
Provision for doubtful accounts receivable	392	5
Deferred income taxes	(543)	—
Stock-based compensation	3,796	3,497
Write-off of capitalized exploration costs	—	41,041
Gain from repayment of revolving credit loan payable	—	(200)
Loss on disposal of property	—	25
Gain on consolidation of AMSO, LLC	—	(1,262)
Equity in the net loss of joint ventures	159	222
Change in assets and liabilities:
Restricted cash	181	1,295
Trade accounts receivable	2,275	(5,904)
Inventory	1,128	4,599
Prepaid expenses	(3,150)	3,996
Other current assets and other assets	(2,127)	2,941
Trade accounts payable, accrued expenses and other current liabilities	8,840	(9,105)
Due to IDT Corporation	52	(378)
Income taxes payable	(1,320)	1,445
Net cash provided by operating activities	3,377	11,606
Investing activities
Capital expenditures	(3,248)	(449)
Investments in capitalized exploration costs—unproved oil and gas property	(5,531)	(12,884)
Acquisition, net of cash acquired	(3,717)	—
Investment in joint venture	(1,275)	—
Repayment of notes receivable	446	50
Proceeds from disposal of property	—	27
Purchase of certificates of deposit	—	(2,974)
Proceeds from maturities of certificates of deposit	—	11,900
Cash acquired from consolidation of AMSO, LLC	—	702
Capital contribution to AMSO, LLC received from Total	—	3,000
Capital contributions to AMSO, LLC	—	(63)
Net cash used in investing activities	(13,325)	(691)
Financing activities
Dividends paid	(6,674)	(5,547)
Purchase of equity of subsidiary	(312)	—
Proceeds from revolving line of credit	14,450	—
Repayment of revolving line of credit	(12,655)	(1,800)
Decrease in restricted cash	10,000	—
Exercise of stock options	109	—
Repurchases of Class B common stock from employees	(829)	(29)
Payment for acquisitions	—	(227)

Net cash provided by (used in) financing activities	4,089	(7,603)
Effect of exchange rate changes on cash and cash equivalents	57	203
Net (decrease) increase in cash and cash equivalents	(5,802)	3,515
Cash and cash equivalents at beginning of period	35,192	38,786
Cash and cash equivalents at end of period	$29,390	$42,301

9

Reconciliation of Non-GAAP Financial Measures for the Third Quarter 2017 and 2016

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the third quarter of 2017, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, exploration expense and equity in the net loss of joint ventures, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation, amortization, stock-based compensation and the write-off of capitalized exploration costs, and deduct the gain on consolidation of AMSO, LLC.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses and gains that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

The write-off of capitalized exploration costs, which is a component of income (loss) from operations, is also excluded from the calculation of Adjusted EBITDA. The write-off of capitalized exploration costs is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

The gain on consolidation of AMSO, LLC, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA. Genie Energy’s equity in the net loss of AMSO, LLC (a joint venture with Total until April 30, 2016) was included in Adjusted EBITDA because it was the result of ongoing operations of AMSO, LLC. The gain on consolidation of AMSO, LLC was a non-routine result of Total’s withdrawal from AMSO, LLC. The gain is not part of Genie Energy’s or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Income (Loss) (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended September 30, 2017 (3Q17)
Adjusted EBITDA	$3,301	$5,382	$(104)	$(963)	$(1,014)
Subtract:
Stock-based compensation	1,411	176	49	-	1,186
Depreciation and amortization	487	434	5	48	-
Income (loss) from operations	1,403	$4,772	$(158)	$(1,011)	$(2,200)
Interest income	51
Other expense, net	(58)
Provision for income taxes	(421)
Net income	975
Net income attributable to noncontrolling interests	(197)
Net income attributable to Genie Energy Ltd.	$778

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2017 (2Q17)
Adjusted EBITDA	$(11,856)	$(8,859)	$(89)	$(1,170)	$(1,738)
Subtract:
Stock-based compensation	1,141	114	-	-	1,027
Depreciation and amortization	571	421	5	145	-
Loss from operations	(13,568)	$(9,394)	$(94)	$(1,315)	$(2,765)
Interest income	70
Other expense, net	(274)
Benefit from income taxes	700
Net loss	(13,072)
Net loss attributable to noncontrolling interests	381
Net loss attributable to Genie Energy Ltd.	$(12,691)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended September 30, 2016 (3Q16)
Adjusted EBITDA	$5,197	$8,039	$(131)	$(1,594)	$(1,117)
Subtract:
Stock-based compensation	1,161	88	9	-	1,064
Depreciation	97	58	8	31	-
Write-off of capitalized exploration costs	41,041	-	-	41,041	-
(Loss) income from operations	(37,102)	$7,893	$(148)	$(42,666)	$(2,181)
Interest income	70
Other income, net	333
Provision for income taxes	(475)
Net loss	(37,174)
Net loss attributable to noncontrolling interests	5,035
Net loss attributable to Genie Energy Ltd.	$(32,139)

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Nine Months Ended September 30, 2017
Adjusted EBITDA	$(1,650)	$6,047	$(279)	$(3,386)	$(4,032)
Subtract:
Stock-based compensation	3,790	408	55	-	3,327
Depreciation and amortization	1,528	1,286	16	226	-
(Loss) income from operations	(6,968)	$4,353	$(350)	$(3,612)	$(7,359)
Interest income	207
Other expense, net	(620)
Provision for income taxes	(453)
Net loss	(7,834)
Net loss attributable to noncontrolling interests	626
Net loss attributable to Genie Energy Ltd.	$(7,208)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Nine Months Ended September 30, 2016
Adjusted EBITDA	$14,402	$24,220	$(984)	$(5,146)	$(3,688)
Subtract (Add):
Stock-based compensation	3,497	284	33	-	3,180
Depreciation	294	176	24	94	-
Write-off of capitalized exploration costs	41,041	-	-	41,041	-
Gain on consolidation of AMSO, LLC	(1,262)	-	(1,262)	-	-
(Loss) income from operations	(29,168)	$23,760	$221	$(46,281)	$(6,868)
Interest income	257
Other income, net	171
Provision for income taxes	(2,165)
Net loss	(30,905)
Net loss attributable to noncontrolling interests	7,198
Net loss attributable to Genie Energy Ltd.	$(23,707)

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